The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell these Notes, and it is not soliciting an offer to buy these Notes in any jurisdiction where the offer or sale is not permitted.
Subject to completion dated March 20, 2018.

PRELIMINARY PRICING SUPPLEMENT No. U2818ABC
Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-218604-02
Dated March 20, 2018

Credit Suisse AG Airbag Autocallable Yield Notes

$ Linked to the Common Stock of AbbVie Inc. due on or about March 29, 2019

$ Linked to the Common Stock of Caterpillar Inc. due on or about March 29, 2019

$ Linked to the Ordinary Shares of Broadcom Limited due on or about March 29, 2019

Investment Description

This pricing supplement describes three separate offerings of Airbag Autocallable Yield Notes (each, the “Notes”) each of which is a senior unsecured obligation of Credit Suisse AG, acting through its London branch (“Credit Suisse” or the “Issuer”) linked to the performance of the equity securities (each, the “Underlying”) of a specific underlying issuer (each, the “Reference Share Issuer”). With respect to each issuance of the Notes, Credit Suisse will pay you a monthly Coupon regardless of the performance of the applicable Underlying unless your Notes are previously called. Credit Suisse will automatically call the Notes prior to maturity if on any Observation Date the closing level of the applicable Underlying is equal to or greater than the Initial Underlying Price. If the Notes are called, Credit Suisse will pay you the principal amount of your Notes plus the Coupon payable on the Coupon Payment Date immediately following that Observation Date (the “Automatic Call Date”), and no further amounts will be owed to you under the Notes. If the Notes are not called prior to maturity and the Final Underlying Price is equal to or greater than the Conversion Price, Credit Suisse will pay you a cash payment at maturity equal to the principal amount of your Notes. If the Notes are not called prior to maturity and the Final Underlying Price is less than the Conversion Price, Credit Suisse will deliver to you a number of shares of the Underlying equal to the product of (i) the principal amount of your Notes divided by the Conversion Price of the Underlying and (ii) the share adjustment factor (the “Share Delivery Amount”) and, if applicable, cash in lieu of fractional shares, the value of which is expected to be worth less than your principal amount and may be worthless. Investing in the Notes involves significant risks. Higher coupon rates are generally associated with a greater risk of loss. You may lose some or all of your investment if the Notes are not called and the Final Underlying Price is less than the Conversion Price. The contingent repayment of principal applies only if you hold the Notes to maturity. Any payment on the Notes, including any repayment of principal, is subject to the ability of Credit Suisse to pay its obligations as they become due. If Credit Suisse were to default on its obligations, you may not receive any amounts owed to you under the Notes.

Features	Key Dates*

☐ Automatically Callable — If on any Observation Date the closing level of the applicable Underlying is equal to or greater than the Initial Underlying Price, Credit Suisse will automatically call the Notes and pay you the principal amount of your Notes plus the Coupon payable for that month on the Coupon Payment Date immediately following that Observation Date, and no further payments will be made on the Notes. If the Notes are not called, investors may be exposed to any depreciation of the applicable Underlying from its Initial Underlying Price to its Final Underlying Price.

☐ Contingent Repayment of Principal Amount at Maturity — If the Notes have not been called and the Final Underlying Price is equal to or greater than the Conversion Price, Credit Suisse will pay you the full principal amount of your Notes at maturity. If the Final Underlying Price is less than the Conversion Price, Credit Suisse will deliver to you a number of shares of the Underlying equal to the Share Delivery Amount for your Notes and if applicable, cash in lieu of fractional shares, the value of which is expected to be worth less than your principal amount and may be worthless. The contingent repayment of your principal applies only at maturity. Any payment on the Notes, including any repayment of principal, is subject to the ability of Credit Suisse to pay its obligations as they become due.

☐ Coupon — Subject to Automatic Call, Credit Suisse will pay you a monthly Coupon. In exchange for receiving a monthly Coupon, you are accepting the risk of receiving the Share Delivery Amount at maturity, the value of which is expected to be worth less than your principal amount and may be worthless.

	Trade Date*	March 23, 2018
	Settlement Date*	March 28, 2018
	Observation Dates**	Quarterly (see page 4)
	Final Valuation Date**	March 26, 2019
	Maturity Date**	March 29, 2019
* Expected. See page 4 for additional details. ** Subject to postponement as set forth in any accompanying product supplement under “Description of the Securities—Postponement of calculation dates.”

THE NOTES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO PAY THE FULL PRINCIPAL AMOUNT OF THE NOTES AT MATURITY, AND THE NOTES CAN EXPOSE YOUR INVESTMENT TO THE FULL DEPRECIATION OF THE APPLICABLE UNDERLYING from its Initial Underlying Price to its Final price. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF CREDIT SUISSE. YOU SHOULD NOT PURCHASE THE NOTES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE NOTES. YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 8 AND UNDER “RISK FACTORS” BEGINNING ON PAGE PS-3 OF ANY ACCOMPANYING PRODUCT SUPPLEMENT BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE NOTES. THE NOTES WILL NOT BE LISTED ON ANY EXCHANGe.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this pricing supplement or any accompanying product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.

Note Offering

These preliminary terms relate to three separate Note offerings, each of which is linked to a different Underlying. Each has a different Coupon Rate as set forth below and a different Initial Underlying Price, Conversion Price and Share Delivery Amount, all of which will be set on the Trade Date. The performance of each Note offering will not depend on the performance of any other Note offering.

Underlyings	Ticker	Coupon Rate	Initial Underlying Price	Conversion Price	Share Delivery Amount***	CUSIP	ISIN
Common stock of AbbVie Inc.	ABBV UN <Equity>	8.30% to 9.30% per annum		$88% of the Initial Underlying Price	• shares per Note	22549E861	US22549E8619
Common stock of Caterpillar Inc.	CAT UN <Equity>	7.65% to 8.65% per annum		$88% of the Initial Underlying Price	• shares per Note	22549E879	US22549E8791
Ordinary shares of Broadcom Limited	AVGO UW <Equity>	8.45% to 9.45% per annum		$85% of the Initial Underlying Price	• shares per Note	22549E887	US22549E8874

*** Equal to the product of (i) $1,000 divided by the Conversion Price and (ii) the applicable share adjustment factor, subject to adjustment as described in “Description of the Securities—Adjustments—For equity securities of a reference share issuer” in any accompanying product supplement. If you receive the Share Delivery Amount at maturity, we will pay cash in lieu of delivering any fractional shares of the Underlying in an amount equal to that fraction multiplied by the Final Underlying Price.

Credit Suisse currently estimates the value of each $1,000 principal amount of the Notes on the Trade Date for each offering of the Notes will be between $955 and $985 (as determined by reference to our pricing models and the rate we are currently paying to borrow funds through issuance of the Notes (our “internal funding rate”)). These ranges of estimated values reflect terms that are not yet fixed. Single estimated values reflecting final terms will be determined on the Trade Date. See “Key Risks” in this pricing supplement.

See “Additional Information about Credit Suisse and the Notes” on page 2. The Notes will have the terms set forth in any accompanying product supplement, prospectus supplement and prospectus and this pricing supplement.

The Notes are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

Offering of Notes	Price to Public		Underwriting Discount and Commissions(1)		Proceeds to Credit Suisse AG
	Total	Per Note	Total	Per Note	Total	Per Note
Notes linked to the common stock of AbbVie Inc.	$•	$1,000	$•	$15	$•	$985
Notes linked to the common stock of Caterpillar Inc.	$•	$1,000	$•	$15	$•	$985
Notes linked to the ordinary shares of Broadcom Limited	$•	$1,000	$•	$15	$•	$985

(1) UBS Financial Services Inc. will act as distributor for the Notes. The distributor will receive a fee from Credit Suisse or one of our affiliates of $15 per $1,000 principal amount of Notes for each offering of the Notes. For more detailed information, please see “Supplemental Plan of Distribution” in this pricing supplement.

UBS Financial Services Inc.

Additional Information about Credit Suisse and the Notes

You should read this pricing supplement together with the product supplement dated June 30, 2017, the prospectus supplement dated June 30, 2017 and the prospectus dated June 30, 2017. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦	Product Supplement No. I−A dated June 30, 2017: http://www.sec.gov/Archives/edgar/data/1053092/000095010317006315/dp77780_424b2-ia.htm

♦	Prospectus Supplement and Prospectus dated June 30, 2017: http://www.sec.gov/Archives/edgar/data/1053092/000104746917004364/a2232566z424b2.htm

Our Central Index Key, or CIK, on the SEC website is 1053092. As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Credit Suisse.

The Notes are senior unsecured obligations of Credit Suisse and will rank pari passu with all of our other senior unsecured obligations.

In the event the terms of the Notes described in this pricing supplement differ from, or are inconsistent with, the terms described in the product supplement, prospectus supplement or prospectus, the terms described in this pricing supplement will control.

This pricing supplement, together with the documents listed above, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, fact sheets, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. We may, without the consent of the registered holder of the Notes and the owner of any beneficial interest in the Notes, amend the Notes to conform to its terms as set forth in this pricing supplement and the documents listed above, and the trustee is authorized to enter into any such amendment without any such consent. You should carefully consider, among other things, the matters set forth in “Key Risks” in this pricing supplement and “Risk Factors” in any accompanying product supplement, “Foreign Currency Risks” in the accompanying prospectus, and any risk factors we describe in the combined Annual Report on Form 20-F of Credit Suisse Group AG and us incorporated by reference therein, and any additional risk factors we describe in future filings we make with the SEC under the Securities Exchange Act of 1934, as amended, as the Notes involve risks not associated with conventional debt securities. You should consult your investment, legal, tax, accounting and other advisors before deciding to invest in the Notes.

You may revoke your offer to purchase the Notes at any time prior to the time at which we accept such offer on the date the Notes are priced. We reserve the right to change the terms of, or reject any offer to purchase the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

Prohibition of Sales to EEA Retail Investors

The Notes may not be offered, sold or otherwise made available to any retail investor in the European Economic Area. For the purposes of this provision:

(a) the expression “retail investor” means a person who is one (or more) of the following:

(i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

(ii) a customer within the meaning of Directive 2002/92/EC, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii) not a qualified investor as defined in Directive 2003/71/EC; and

(b) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Notes offered so as to enable an investor to decide to purchase or subscribe the Notes.

Investor Suitability
The Notes may be suitable for you if:	The Notes may not be suitable for you if:

♦   You fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

♦   You can tolerate a loss of all or a substantial portion of your investment and you are willing to make an investment that may be exposed to any depreciation of the applicable Underlying from its Initial Underlying Price to its Final Underlying Price.

♦   You believe the Final Underlying Price is likely to be equal to or greater than the Conversion Price. If the Final Underlying Price is less than the Conversion Price, you believe you can tolerate receiving at maturity the Share Delivery Amount, which is expected to be worth less than your principal amount and may be worthless.

♦   You understand and accept that you will not participate in any appreciation in the price of the applicable Underlying, which may be significant, and that your potential return is limited to the Coupon payments that are based on the coupon rate listed on the cover hereof.

♦   You would be willing to invest in the Notes if the Coupon Rate, for the applicable note, was set equal to the bottom of the range indicated on the cover hereof (the actual Coupon Rates will be set on the Trade Date).

♦   You are willing to forgo any dividends paid on the applicable Underlying.

♦   You are willing to invest in notes that are subject to potential Automatic Call and are otherwise willing to hold such notes to maturity, and you accept that there may be little or no secondary market for the Notes.

♦   You seek an investment with exposure to one Reference Share Issuer and that is not diversified among a basket or index of Reference Share Issuers.

♦   You understand the single stock risk associated with the Notes and you are willing to accept the risks associated with the applicable Underlying in particular.

♦   You are willing to assume the credit risk of Credit Suisse for all payments under the Notes, and you understand that the payment of any amount due on the Notes is subject to the credit risk of Credit Suisse.

♦   You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

♦   You seek an investment designed to provide a full return of principal at maturity.

♦   You cannot tolerate a loss of all or a substantial portion of your investment, and you are not willing to make an investment that may be exposed to any depreciation of the applicable Underlying from its Initial Underlying Price to its Final Underlying Price.

♦   You believe the Final Underlying Price is likely to be less than the Conversion Price.

♦   You cannot tolerate receiving shares of the Underlying at maturity expected to be worth less than your principal amount and that may be worthless.

♦   You seek an investment that participates in the full appreciation in the price of the applicable Underlying, and whose return is not limited to the Coupon payments that are based on the coupon rate listed on the cover hereof.

♦   You would not be willing to invest in the Notes if the Coupon Rate, for the applicable note, was set equal to the bottom of the range indicated on the cover hereof (the actual Coupon Rates will be set on the Trade Date).

♦   You prefer to receive the dividends paid on the applicable Underlying.

♦   You are unable or unwilling to hold notes that are subject to potential Automatic Call or are otherwise unable or unwilling to hold such notes to maturity or you seek an investment for which there will be an active secondary market for the Notes.

♦   You do not seek an investment with exposure to one Reference Share Issuer and that is not diversified among a basket or index of Reference Share Issuers.

♦   You do not understand the single stock risk associated with the Notes or you are not willing to accept the risks associated with the applicable Underlying in particular.

♦   You are unwilling to assume the credit risk of Credit Suisse for all payments under the Notes.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page 8 of this pricing supplement for risks related to an investment in the Notes. For more information on the Underlyings, see “The Underlyings” in this pricing supplement.

Key Terms
Issuer	Credit Suisse AG (“Credit Suisse”), acting through its London branch.
Principal Amount	$1,000 per Note
Term	Approximately one year, unless called earlier. In the event that we make any change to the expected Trade Date and Settlement Date, the calculation agent may adjust (i) the Observation Dates to ensure that the term between each Observation Date remains the same and/or (ii) the Final Valuation Date and Maturity Date to ensure that the stated term of the Notes remains the same. If the Maturity Date is not a business day, the Payment at Maturity will be payable on the first following business day, unless that business day falls in the next calendar month, in which case payment will be made on the first preceding business day.
Underlyings

Common stock of AbbVie Inc.

Common stock of Caterpillar Inc.

Ordinary shares of Broadcom Limited

This pricing supplement describes three separate offerings of Notes, each of which provides returns based on the performance of the applicable Underlying of a specific Reference Share Issuer.

Coupon

Subject to Automatic Call, Credit Suisse will pay you a monthly Coupon on each Coupon Payment Date, regardless of the performance of the applicable Underlying.

The table below sets forth the Coupon amount (based on the Coupon Rates expected to be (i) between 8.30% and 9.30% per annum for Notes linked to the common stock of AbbVie Inc., (ii) between 7.65% and 8.65% per annum for Notes linked to the common stock of Caterpillar Inc. and (iii) between 8.45% and 9.45% for Notes linked to the ordinary shares of Broadcom Limited) that would be applicable to each Coupon Payment Date. The actual Coupon Rates will be set on the Trade Date.

Coupon (per Note)
	AbbVie Inc.	Between approximately $6.9166 and $7.75
	Caterpillar Inc.	Between approximately $6.375 and $7.2083
	Broadcom Limited	Between approximately $7.0416 and $7.875
Conversion Price	A specified price of the Underlying that is less than the Initial Underlying Price, equal to a percentage of the Initial Underlying Price as specified on the cover hereof.
Coupon Rate	The Coupon rate is expected to be (i) between 8.30% and 9.30% per annum for Notes linked to the common stock of AbbVie Inc., (ii) between 7.65% and 8.65% per annum for Notes linked to the common stock of Caterpillar Inc. and (iii) between 8.45% and 9.45% for Notes linked to the ordinary shares of Broadcom Limited. The actual Coupon Rates will be set on the Trade Date.
Automatic Call Provision

The Notes will be automatically called if on any Observation Date the closing level of the applicable Underlying is equal to or greater than its Initial Underlying Price.

If the Notes are called on any Observation Date, on the Coupon Payment Date immediately following the relevant Observation Date (the “Automatic Call Date”), Credit Suisse will pay you a cash payment per Note equal to your principal amount plus the Coupon payable on that Coupon Payment Date. No further amounts will be owed to you under the Notes.

The Notes will not be subject to an Automatic Call on an Observation Date if the closing level of the applicable Underlying on such Observation Date is below the Initial Underlying Price.

Share Delivery Amount (per Note)	A number of shares of the Underlying equal to the product of (i) the principal amount divided by the Conversion Price of the Underlying and (ii) the share adjustment factor, as determined on the Trade Date. The share adjustment factor is initially set equal to 1.0 on the Trade Date, subject to adjustment as described under “Description of the Securities—Adjustments” in any accompanying product supplement. We will calculate the Share Delivery Amount in the aggregate for all Notes you hold and in lieu of any fractional shares in respect of the aggregate Share Delivery Amount we will pay a cash amount equal to such fractional share multiplied by the Final Underlying Price. If the fractional share amount to be paid in cash is a de minimis amount, as determined by the calculation agent, the holder will not receive such amount.
Payment at Maturity (per Note)

If the Notes are not called and the Final Underlying Price is equal to or greater than the Conversion Price, on the Maturity Date Credit Suisse will pay you a cash payment per Note equal to $1,000.

If the Notes are not called and the Final Underlying Price is less than the Conversion Price, on the Maturity Date, Credit Suisse will deliver to you the Share Delivery Amount (and, if applicable, cash in lieu of fractional shares) for your Notes. Any cash payment in lieu of fractional shares will be equal to that fraction multiplied by the Final Underlying Price. The value of the Share Delivery Amount is expected to be worth less than the principal amount and may be worthless.

Key Terms

Initial Underlying Price	The closing level of the applicable Underlying on the Trade Date. In the event that the closing level for any Underlying is not available on the Trade Date, the Initial Underlying Price for such Underlying will be determined on the immediately following trading day on which a closing level is available.
Final Underlying Price	The closing level of the applicable Underlying on the Final Valuation Date, as determined by the calculation agent.
Observation Dates	The first Observation Date will occur on or about June 25, 2018; Observation Dates will occur quarterly thereafter as listed in the “Observation Dates and Coupon Payment Dates” section below. The final Observation Date, March 26, 2019, will be the “Final Valuation Date.”
Coupon Payment Dates	The first Coupon Payment Date will occur on April 25, 2018; Coupon Payment Dates will occur monthly thereafter as listed in the “Observation Dates and Coupon Payment Dates” section below, except that the Coupon Payment Date for the Final Valuation Date is the Maturity Date.

Supplemental Terms of the Notes

For purposes of the Notes offered by this pricing supplement, all references to each of the following defined terms used in any accompanying product supplement will be deemed to refer to the corresponding defined term used in this pricing supplement, as set forth in the table below:

Product Supplement Defined Term	Pricing Supplement Defined Term
Initial Level	Initial Underlying Price
Final Level	Final Underlying Price
Valuation Date	Final Valuation Date

Investment Timeline

Trade Date	The Initial Underlying Price is observed and the Conversion Price for each Underlying is determined.

Monthly, including at maturity if not previously called	Credit Suisse will pay you a Coupon on the applicable Coupon Payment Date.

Quarterly, including the Final Valuation Date

The Notes will be called if the closing level of the Underlying on any Observation Date is equal to or greater than the Initial Underlying Price.

If the Notes are called, we will pay an amount on the immediately following Coupon Payment Date equal to the principal amount plus the applicable Coupon.

Maturity Date

The Final Underlying Price is observed on the Final Valuation Date.

If the Notes have not been called and the Final Underlying Price is greater than or equal to the Conversion Price, on the Maturity Date, Credit Suisse will pay you a cash payment per Note equal to $1,000.

If the Notes have not been called and the Final Underlying Price is less than the Conversion Price, Credit Suisse will deliver to you the Share Delivery Amount (and, if applicable, cash in lieu of fractional shares) for your Notes.

INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. ANY PAYMENT ON THE NOTES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO CREDIT SUISSE’S ABILITY TO PAY ITS OBLIGATIONS AS THEY BECOME DUE. IF CREDIT SUISSE WERE TO DEFAULT ON ITS OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE NOTES.

Observation Dates(1) and Coupon Payment Dates(2)(3)
Observation Dates	Coupon Payment Dates
April 25, 2018
May 25, 2018
June 25, 2018	June 27, 2018
July 25, 2018
August 28, 2018
September 24, 2018	September 26, 2018
October 25, 2018
November 27, 2018
December 24, 2018	December 28, 2018
January 25, 2018
February 27, 2019
March 26, 2019	March 29, 2019

(1)	Each subject to postponement as described in any accompanying product supplement under “Description of the Securities—Postponement of calculation dates.”

(2)	Each subject to the modified following business day convention and subject to postponement as described in any accompanying product supplement under “Description of the Securities—Postponement of calculation dates.”

(3)	Coupons will be payable to the holders of record at the close of business on the business day immediately preceding the applicable Coupon Payment Date, provided that the Coupon payable upon Automatic Call or at maturity, as applicable, will be payable to the person to whom the principal amount upon Automatic Call or the Payment at Maturity, is payable.

Key Risks

An investment in the offering of the Notes involves significant risks. Investing in the Notes is not equivalent to investing in the Underlyings. Some of the risks that apply to the Notes are summarized below, but we urge you to read the more detailed explanation of risks relating to the Notes in the “Risk Factors” section of any accompanying product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

♦	You may receive less than the principal amount at maturity — You may receive less at maturity than you originally invested in the Notes. If the Final Underlying Price is less than the Conversion Price, we will deliver to you a number of shares of the Underlying equal to the Share Delivery Amount for each Note that you own instead of the principal amount in cash and, if applicable, cash paid in lieu of fractional shares, the value of which is expected to be worth less than your principal amount and may be worthless. Specifically, the value of the Share Delivery Amount will decline at a greater than 1% to 1% rate if the Final Underlying Price is less than the Conversion Price. For example, if the Conversion Price is 90% of the Initial Underlying Price, the Final Underlying Price is less than the Conversion Price and the Final Underlying Price is 75% of the Initial Underlying Price, the value of your Payment at Maturity as of the Final Valuation Date will be approximately 16.6667% less than the principal amount, which reflects a greater loss than the 15% decline from the Conversion Price to the Final Underlying Price. At maturity, if the Final Underlying Price is less than the Conversion Price, and the Notes have not been previously called, the Payment at Maturity you will receive is expected to be less than the principal amount of the Notes, and you could lose your entire investment. It is not possible to predict whether the Final Underlying Price will be less than the Conversion Price, and in the event that the Final Underlying Price is less than the Conversion Price, by how much the Final Underlying Price will decrease in comparison to the Initial Underlying Price. Any payment on the Notes is subject to our ability to pay our obligations as they become due.

♦	Regardless of the amount of any payment you receive on the Notes, your actual yield may be different in real value terms — Inflation may cause the real value of any payment you receive on the Notes to be less at maturity than it is at the time you invest. An investment in the Notes also represents a forgone opportunity to invest in an alternative asset that generates a higher real return. You should carefully consider whether an investment that may result in a return that is lower than the return on alternative investments is appropriate for you.

♦	The Notes are subject to the credit risk of Credit Suisse — Investors are dependent on our ability to pay all amounts due on the Notes and, therefore, if we were to default on our obligations, you may not receive any amounts owed to you under the Notes. In addition, any decline in our credit ratings, any adverse changes in the market’s view of our creditworthiness or any increase in our credit spreads is likely to adversely affect the value of the Notes prior to maturity.

♦	Return on the Notes is limited to the sum of any Coupons and you will not participate in any appreciation of the applicable Underlying — The return potential of the Notes is limited to the specified Coupon Rate, regardless of any appreciation in the price of the applicable Underlying, which may be significant. Further, if the Notes are called, you will not receive any Coupons or any other payments in respect of any Coupon Payment Dates after the applicable Automatic Call Date and you may be unable to invest in other notes with a similar level of risk that provide you with the opportunity to be paid the same coupons as the Notes. Because the Notes could be called on any Observation Date, the total return on the Notes could be minimal. If the Notes are not called, you may be subject to the applicable Underlying’s risk of decline even though you are not able to participate in any potential appreciation in the price of the applicable Underlying. Generally, the longer the Notes remain outstanding, the less likely it is that they will be automatically called, or that the price of the applicable Underlying will remain greater than or equal to the Conversion Price. This is due to the decline in the price of the applicable Underlying and the shorter time remaining for the price of the applicable Underlying to recover to or above the Initial Underlying Price or Conversion Price, respectively, on the Final Valuation Date. As a result, the return on an investment in the Notes could be less than the return on a direct investment in the applicable Underlying, a traditional debt security that pays interest at prevailing market rates or an investment that allows for participation in any appreciation of the applicable Underlying.

♦	More favorable terms to you are generally associated with an Underlying with greater expected volatility and therefore can indicate a greater risk of loss — “Volatility” refers to the frequency and magnitude of changes in the price of the Underlying. The greater the expected volatility with respect to an Underlying on the Trade Date, the higher the expectation as of the Trade Date that the price of the applicable Underlying could be less than the Conversion Price on the Final Valuation Date, indicating a higher expected risk of loss on the Notes. This greater expected risk will generally be reflected in a higher Coupon Rate than the yield payable on our conventional debt securities with a similar maturity, or in more favorable terms (such as a lower Conversion Price) than for similar notes linked to the performance of an Underlying with a lower expected volatility as of the Trade Date. You should therefore understand that a relatively higher Coupon Rate may indicate an increased risk of loss. Further, a relatively lower Conversion Price may not necessarily indicate that the Notes have a greater likelihood of a return of principal at maturity. The volatility of the applicable Underlying can change significantly over the term of the Notes. The price of the applicable Underlying for your Notes could fall sharply, which could result in a significant loss of principal. You should be willing to accept the downside market risk of the Underlying and the potential to lose a significant amount of your principal at maturity.

♦	The value of the Share Delivery Amount could be less on the Maturity Date than on the Final Valuation Date — If the Final Underlying Price is less than the Conversion Price, you will receive on the Maturity Date the Share Delivery Amount, which will consist of a whole number of shares of the Underlying plus an amount in cash corresponding to any fractional share. The value of the Share Delivery Amount on the Final Valuation Date will be less than $1,000 per $1,000 principal amount of Notes and could fluctuate, possibly decreasing, in the period between the Final Valuation Date and the Maturity Date. We will make no adjustments to the Share Delivery Amount to account for any such fluctuation and you will bear the risk of any decrease in the value of the Share Delivery Amount between the Final Valuation Date and the Maturity Date.

♦	No affiliation with any Reference Share Issuer — We are not affiliated with any Reference Share Issuer. You should make your own investigation into each Underlying and each Reference Share Issuer. In connection with the offering of the Notes, neither we nor our affiliates have participated in the preparation of any publicly available documents or made any due diligence inquiry with respect to the Reference Share Issuer.

♦	Hedging and trading activity — We, any dealer or any of our or their respective affiliates may carry out hedging activities related to the Notes, including in instruments related to the Underlyings. We, any dealer or our or their respective affiliates may also trade instruments related to the Underlyings from time to time. Any of these hedging or trading activities on or prior to the Trade Date and during the term of the Notes could adversely affect our payment to you at maturity.

♦	Single stock risk — The Notes are linked to the equity securities of a single Underlying. The price of each such Underlying can rise or fall sharply due to factors specific to such Underlying and its Reference Share Issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. We urge you to review financial and other information filed periodically by each Reference Share Issuer with the SEC.

♦	The estimated value of the Notes on the Trade Date may be less than the Price to Public — The initial estimated value of your Notes on the Trade Date (as determined by reference to our pricing models and our internal funding rate) may be significantly less than the original Price to Public. The Price to Public of the Notes includes any discounts or commissions as well as transaction costs such as expenses incurred to create, document and market the Notes and the cost of hedging our risks as issuer of the Notes through one or more of our affiliates (which includes a projected profit). These costs will be effectively borne by you as an investor in the Notes. These amounts will be retained by Credit Suisse or our affiliates in connection with our structuring and offering of the Notes (except to the extent discounts or commissions are reallowed to other broker-dealers or any costs are paid to third parties).

On the Trade Date, we value the components of the Notes in accordance with our pricing models. These include a fixed income component valued using our internal funding rate, and individual option components valued using mid-market pricing. As such, the payout on the Notes can be replicated using a combination of these components and the value of these components, as determined by us using our pricing models, will impact the terms of the Notes at issuance. Our option valuation models are proprietary. Our pricing models take into account factors such as interest rates, volatility and time to maturity of the Notes, and they rely in part on certain assumptions about future events, which may prove to be incorrect.

Because Credit Suisse’s pricing models may differ from other issuers’ valuation models, and because funding rates taken into account by other issuers may vary materially from the rates used by Credit Suisse (even among issuers with similar creditworthiness), our estimated value at any time may not be comparable to estimated values of similar notes of other issuers.

♦	Effect of interest rate used in structuring the Notes — The internal funding rate we use in structuring notes such as these Notes is typically lower than the interest rate that is reflected in the yield on our conventional debt securities of similar maturity in the secondary market (our “secondary market credit spreads”). If on the Trade Date our internal funding rate is lower than our secondary market credit spreads, we expect that the economic terms of the Notes will generally be less favorable to you than they would have been if our secondary market credit spread had been used in structuring the Notes. We will also use our internal funding rate to determine the price of the Notes if we post a bid to repurchase your Notes in secondary market transactions. See “—Secondary Market Prices” below.

♦	Secondary market prices — If Credit Suisse (or an affiliate) bids for your Notes in secondary market transactions, which we are not obligated to do, the secondary market price (and the value used for account statements or otherwise) may be higher or lower than the Price to Public and the estimated value of the Notes on the Trade Date. The estimated value of the Notes on the cover of this pricing supplement does not represent a minimum price at which we would be willing to buy the Notes in the secondary market (if any exists) at any time. The secondary market price of your Notes at any time cannot be predicted and will reflect the then-current estimated value determined by reference to our pricing models and other factors. These other factors include our internal funding rate, customary bid and ask spreads and other transaction costs, changes in market conditions and any deterioration or improvement in our creditworthiness. In circumstances where our internal funding rate is lower than our secondary market credit spreads, our secondary market bid for your Notes could be more favorable than what other dealers might bid because, assuming all else equal, we use the lower internal funding rate to price the Notes and other dealers might use the higher secondary market credit spread to price them. Furthermore, assuming no change in market conditions from the Trade Date, the secondary market price of your Notes will be lower than the Price to Public because it will not include any discounts or commissions and hedging and other transaction costs. If you sell your Notes to a dealer in a secondary market transaction, the dealer may impose an additional discount or commission, and as a result the price you receive on your Notes may be lower than the price at which we may repurchase the Notes from such dealer.

We (or an affiliate) may initially post a bid to repurchase the Notes from you at a price that will exceed the then-current estimated value of the Notes. That higher price reflects our projected profit and costs that were included in the Price to Public, and that higher price may also be initially used for account statements or otherwise. We (or our affiliate) may offer to pay this higher price, for your benefit, but the amount of any excess over the then-current estimated value will be temporary and is expected to decline over a period of approximately 4 months.

The Notes are not designed to be short-term trading instruments and any sale prior to maturity could result in a substantial loss to you. You should be willing and able to hold your Notes to maturity.

♦	Credit Suisse is subject to Swiss regulation — As a Swiss bank, Credit Suisse is subject to regulation by governmental agencies, supervisory authorities and self-regulatory organizations in Switzerland. Such regulation is increasingly more extensive and complex and subjects Credit Suisse to risks. For example, pursuant to Swiss banking laws, the Swiss Financial Market Supervisory Authority (FINMA) may open resolution proceedings if there are justified concerns that Credit Suisse is over-indebted, has serious liquidity problems or no longer fulfills capital adequacy requirements. FINMA has broad powers and discretion in the case of resolution proceedings, which include the power to convert debt instruments and other liabilities of Credit Suisse into equity and/or cancel such liabilities in whole or in part. If one or more of these measures were imposed, such measures may adversely affect the terms and market value of the Notes and/or the ability of Credit Suisse to make payments thereunder and you may not receive any amounts owed to you under the Notes.

♦	Lack of liquidity — The Notes will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the Notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes when you wish to do so. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Credit Suisse (or its affiliates) is willing to buy the Notes. If you have to sell your Notes prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss. The full repayment of principal is contingent upon an Automatic Call or, if the Notes are not called, the Final Underlying Price being equal to or greater than the Conversion Price. Because the Payment at Maturity is determined by observing if the Final Underlying Price is equal to or greater than the Conversion Price only on the Final Valuation Date, if you are able to sell your Notes prior to maturity in the secondary market, you may have to sell them at a loss even if the price of the applicable Underlying is above the Conversion Price at that time.

♦	Potential conflicts — We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent, hedging our obligations under the Notes and determining their estimated value. In performing these duties, the economic interests of us and our affiliates are potentially adverse to your interests as an investor in the Notes. Further, hedging activities may adversely affect any payment on or the value of the Notes. Any profit in connection with such hedging activities will be in addition to any other compensation that we and our affiliates receive for the sale of the Notes, which creates an additional incentive to sell the Notes to you. We and/or our affiliates may also currently or from time to time engage in business with a Reference Share Issuer, including extending loans to, or making equity investments in, such Reference Share Issuer or providing advisory services to such Reference Share Issuer. In addition, one or more of our affiliates may publish research reports or otherwise express opinions with respect to a Reference Share Issuer and these reports may or may not recommend that investors buy or hold the applicable Underlying. As a prospective purchaser of the Notes, you should undertake an independent investigation of a Reference Share Issuer that in your judgment is appropriate to make an informed decision with respect to an investment in the Notes.

♦	Unpredictable economic and market factors will affect the value of the Notes — The payout on the Notes can be replicated using a combination of the components described in “The estimated value of the Notes on the Trade Date may be less than the Price to Public.” Therefore, in addition to the price of the applicable Underlying, the terms of the Notes at issuance and the value of the Notes prior to maturity may be influenced by factors that impact the value of fixed income securities and options in general, such as:

o	the expected and actual volatility of the applicable Underlying;

o	the time to maturity of the Notes;

o	the Automatic Call provision, which would limit the value of the Notes;

o	the dividend rate on the applicable Underlying;

o	interest and yield rates in the market generally;

o	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the Underlyings or markets generally and which may affect the prices of the applicable Underlying;

o	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Some or all of these factors may influence the price that you will receive if you choose to sell your Notes prior to maturity, and such price could be less than your initial investment and significantly different than the amount expected at maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

♦	No ownership rights in the Underlyings — Your return on the Notes will not reflect the return you would realize if you actually owned the shares of the Underlyings. The return on your investment is not the same as the total return based on a purchase of shares of the applicable Underlying.

♦	No dividend payments or voting rights — As a holder of the Notes, you will not have any ownership interest or rights in the Underlyings, such as voting rights or dividend payments. In addition, the issuer of the applicable Underlying will not have any obligation to consider your interests as a holder of the Notes in taking any corporate action that might affect the value of the applicable Underlying and therefore, the value of the Notes.

♦	Anti-dilution protection is limited — The calculation agent will make anti-dilution adjustments for certain events affecting the Underlyings. However, an adjustment will not be required in response to all events that could affect the Underlyings. If an event occurs that does not require the calculation agent to make an adjustment, or if an adjustment is made but such adjustment does not fully reflect the economics of such event, the value of the Notes may be materially and adversely affected. See “Description of the Securities—Adjustments—For equity securities of a Reference Share Issuer” in any accompanying product supplement.

♦	The U.S. federal tax consequences of an investment in the Notes are unclear — There is no direct legal authority regarding the proper U.S. federal tax treatment of the Notes , and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the Notes are uncertain, and the IRS or a court might not agree with the treatment of the Notes as described in “United States Federal Tax Considerations” below. If the IRS were successful in asserting an alternative treatment, the tax consequences of ownership and disposition of the Notes , including the timing and character of income recognized by U.S. investors and the withholding tax consequences to non-U.S. investors, might be materially and adversely affected. Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the Notes , possibly retroactively.

Hypothetical Examples of How the Notes Might Perform

Hypothetical terms only. Actual terms may vary. See the cover page for actual offering terms.

The examples below illustrate the payment of Coupons and payments upon Automatic Call or at maturity for a hypothetical offering of the Notes linked to a hypothetical Underlying under various scenarios, with the assumptions set forth below (the actual terms for each of the Notes offerings will be determined on the Trade Date). The hypothetical Coupon Rate represents the bottom of the expected range of one of the three Note offerings in this preliminary pricing supplement; all Coupon Rates will be determined on the Trade Date. Numbers in the examples and table below have been rounded for ease of analysis. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the total payment on the Notes per $1,000 principal amount to the $1,000 Price to Public. You should not take these examples or the table below as an indication or assurance of the expected performance of the applicable Underlying. You should consider carefully whether the Notes are suitable to your investment goals. Any payment on the Notes is subject to our ability to pay our obligations as they become due.

Principal Amount:	$1,000
Term:	One year
Hypothetical Coupon Rate:	7.65% per annum (or approximately 0.6375% per month)
Hypothetical Coupon:	$6.375 per month
Observation Dates:	Quarterly
Hypothetical Initial Underlying Price:	$150
Hypothetical Conversion Price:	$132 (88% of the Hypothetical Initial Underlying Price)
Share Delivery Amount:	7.58 shares per Note (Principal amount per Note/Hypothetical Conversion Price)
Share adjustment factor:	1.0

Example 1 — Notes are called on the First Observation Date

Date	Closing Level	Payment (per Note)
First Observation Date	$160 (at or above Initial Underlying Price)	Notes called; Coupon payments equal $6.375 on the first and second Coupon Payment Dates; holder receives principal plus Coupon payment of $6.375 on Automatic Call Date.
	Total Payment (per $1,000 Note)	$1,019.125 (1.9125% total return)

Because the closing level of the Underlying is equal to or greater than the applicable Initial Underlying Price on the first Observation Date, the Notes are called on the first Observation Date, and on the Automatic Call Date Credit Suisse will pay you a total of $1,006.375 per $1,000 principal amount (reflecting your principal amount plus the applicable Coupon). When added to the Coupon payments of $12.75 received on the prior Coupon Payment Dates, you will have received a total of $1,019.125, a 1.9125% total return on the Notes. You will not receive any further payments on the Notes.

Example 2 — Notes are NOT called and the Final Underlying Price is equal to or greater than the Conversion Price

Date	Closing Level	Payment (per Note)
First through Third Observation Dates	Various (all below Initial Underlying Price)	Notes NOT called; Coupon payments equal $6.375 on the first through eleventh Coupon Payment Dates.
Final Valuation Date	$140 (at or above Conversion Price, below Initial Underlying Price)	Notes NOT called; holder receives principal plus Coupon payment of $6.375 on Maturity Date.
	Total Payment (per $1,000 Note)	$1,076.50 (7.65% total return)

Because the closing level of the Underlying was less than the Initial Underlying Price on each Observation Date, the Notes are not called. Because the Final Underlying Price is equal to or greater than the Conversion Price, at maturity, Credit Suisse will pay you $1,006.375 per $1,000 principal amount, which is equal to your principal amount plus the Coupon payment due on the Final Valuation Date.

In addition, you will receive Coupon payments of $6.375 on each Coupon Payment Date prior to the Maturity Date. When added to the Coupon payment of $6.375 received at maturity, you will have received a total of $1,076.50 per $1,000 principal amount, a 7.65% total return on the Notes.

Example 3 — Notes are NOT called and the Final Underlying Price is less than the Conversion Price

Date	Closing Level	Payment (per Note)
First through Third Observation Dates	Various (all below Initial Underlying Price)	Notes NOT called; Coupon payments equal $6.375 on the first through eleventh Coupon Payment Dates.
Final Valuation Date	$52.77 (below Conversion Price)	Notes NOT called; holder will receive the Share Delivery Amount and the Coupon payment of $6.375 on the Maturity Date.
	Total Payment (per $1,000 Note)	$476.50 (52.35% loss)

Because the closing level of the Underlying is less than the Initial Underlying Price on each Observation Date, the Notes are not called. Because the Final Underlying Price is less than the Conversion Price, at maturity Credit Suisse will pay you the Share Delivery Amount plus the applicable Coupon payment due at maturity.

The cash value of the Share Delivery Amount will equal:

$52.77 × 7.58 shares

= $400*

The Payment at Maturity = Share Delivery Amount + Coupon Payment at Maturity

= $400 + $6.375 = $406.375

*$400 represents the cash value of the Share Delivery Amount on the Final Valuation Date. Because the Notes are physically settled, at maturity Credit Suisse will deliver to you for each Note, 7 shares of the Underlying, the value of which could be less on the Maturity Date than on the Final Valuation Date, along with cash in lieu of the fractional share.

In addition, you will receive Coupon payments of $6.375 on each Coupon Payment Date prior to the Maturity Date. When added to the Payment at Maturity, you will have received a total of $476.50 per $1,000 principal amount, a 52.35% total loss on the Notes.

Hypothetical Payment at Maturity

The table below assumes a Conversion Price of 88% of the Initial Underlying Price and that the Notes are not called prior to the Final Valuation Date. It illustrates, for a $1,000 investment in the Notes, hypothetical Payments at Maturity for a hypothetical range of performance of the applicable Underlying. You should consider carefully whether the Notes are suitable to your investment goals. Any payment on the Notes is subject to our ability to pay our obligations as they become due. The numbers appearing in the tables and examples below have been rounded for ease of analysis.

Percentage Change from the Initial Underlying Price to the Final Underlying Price	Return on the Notes as of the Final Valuation Date (excluding Coupon payments)	Payment at Maturity (excluding Coupon payments on the Notes)	Total Coupon Payment	Total Payment/Delivery
−1%	0%	$1,000	$76.50	$1,060
−10%	0%	$1,000	$76.50	$1,060
−12%	0%	$1,000	$76.50	$1,060
−13%	−1.14%	7 shares + $75.14	$76.50	7 shares + $151.64
−20%	−9.09%	7 shares + $69.09	$76.50	7 shares + $145.59
−30%	−20.45%	7 shares + $60.45	$76.50	7 shares + $136.95
−40%	−31.82%	7 shares + $51.82	$76.50	7 shares + $128.32
−50%	−43.18%	7 shares + $43.18	$76.50	7 shares + $119.68
−60%	−54.55%	7 shares + $34.55	$76.50	7 shares + $111.05
−70%	−65.91%	7 shares + $25.91	$76.50	7 shares + $102.41
−80%	−77.27%	7 shares + $17.27	$76.50	7 shares + $93.77
−90%	−88.64%	7 shares + $8.64	$76.50	7 shares + $85.14
−100%	−100%	$0	$76.50	$76.50

Supplemental Use of Proceeds and Hedging

We intend to use the proceeds of this offering for our general corporate purposes, which may include the refinancing of existing debt outside Switzerland. Some or all of the proceeds we receive from the sale of the Notes may be used in connection with hedging our obligations under the Notes through one or more of our affiliates. Such hedging or trading activities on or prior to the Trade Date and during the term of the Notes (including on any calculation date, as defined in any accompanying product supplement) could adversely affect the value of the applicable Underlying and, as a result, could decrease the amount you may receive on the Notes at maturity. For additional information, see “Supplemental Use of Proceeds and Hedging” in any accompanying product supplement.

The Underlyings

Companies with securities registered under the Securities Exchange Act of 1934 (the “Exchange Act”) are required to periodically file certain financial and other information specified by the SEC. Information provided to or filed with the SEC by the Reference Share Issuers pursuant to the Exchange Act can be located by reference to the SEC file number provided below.

Historical Information

The following tables set forth the quarterly high and low closing levels of the Underlyings, as reported by Bloomberg and the following graphs set forth the historical performance of each Underlying based on the closing levels of the common stock of AbbVie Inc. from December 10, 2012 through March 19, 2018, the closing levels of the common stock of Caterpillar Inc. from January 2, 2008 through March 19, 2018 and the closing levels of the ordinary shares of Broadcom Limited from August 6, 2009 through March 19, 2018. The closing level of AbbVie Inc. on March 19, 2018 was $112.03. The dotted red line on the AbbVie Inc. graph represents its hypothetical Conversion Price. The closing level of Caterpillar Inc. on March 19, 2018 was $152.15. The dotted red line on the Caterpillar Inc. graph represents its hypothetical Conversion Price. The closing level of Broadcom Limited on March 19, 2018 was $244.95. The dotted red line on the Broadcom Limited graph represents its hypothetical Conversion Price.We obtained the historical information below from Bloomberg, without independent verification.

You should not take the historical levels of the Underlyings as an indication of future performance of the Underlyings or the Notes. Any historical trend in the level of the Underlyings during any period set forth below is not an indication that the level of the Underlyings is more or less likely to increase or decrease at any time over the term of the Notes.

AbbVie Inc.

According to its publicly available filings with the SEC, AbbVie Inc. is a research-based biopharmaceutical company. The common stock of AbbVie Inc. is listed on the New York Stock Exchange. AbbVie Inc.’s SEC file number is 001-35565 and can be accessed through www.sec.gov.

Quarter Begin	Quarter End	Quarterly High ($)	Quarterly Low ($)	Quarterly Close ($)
10/1/2012*	12/31/2012	$35.35	$33.00	$34.16
1/1/2013	3/31/2013	$40.78	$33.71	$40.78
4/1/2013	6/30/2013	$47.17	$40.57	$41.34
7/1/2013	9/30/2013	$47.95	$41.61	$44.73
10/1/2013	12/31/2013	$54.32	$44.52	$52.81
1/1/2014	3/31/2014	$53.68	$46.83	$51.40
4/1/2014	6/30/2014	$56.79	$46.46	$56.44
7/1/2014	9/30/2014	$59.62	$52.05	$57.76
10/1/2014	12/22/2014	$69.71	$52.90	$65.44
1/1/2015	3/31/2015	$67.63	$55.48	$58.54
4/1/2015	6/30/2015	$70.46	$57.01	$67.19
7/1/2015	9/30/2015	$71.23	$52.50	$54.41
10/1/2015	12/31/2015	$64.13	$48.27	$59.24
1/1/2016	3/31/2016	$58.83	$51.18	$57.12
4/1/2016	6/30/2016	$65.09	$57.42	$61.91
7/1/2016	9/30/2016	$67.39	$61.92	$63.07
10/1/2016	12/31/2016	$64.00	$55.78	$62.62
1/1/2017	3/31/2017	$66.55	$60.00	$65.16
4/1/2017	6/30/2017	$73.18	$63.45	$72.51
7/1/2016	9/30/2017	$89.22	$69.85	$88.86
10/1/2017	12/31/2017	$98.21	$89.56	$96.71
1/1/2018	1/19/2018**	$123.21	$98.41	$112.03

* Available information for the fourth calendar quarter of 2012 begins on December 10, 2012

** As of the date of this pricing supplement available information for the first calendar quarter of 2018 includes data for the period from January 1, 2018 through March 19, 2018. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2018.

Historical Performance of the Common Stock of AbbVie Inc.

Caterpillar Inc.

According to its publicly available filings with the SEC, Caterpillar Inc. manufactures construction and mining equipment, diesel and natural gas engines, industrial gas turbines and diesel-electric locomotives. The common stock of Caterpillar Inc. is listed on the New York Stock Exchange. Caterpillar Inc.’s SEC file number is 001-00768 and can be accessed through www.sec.gov.

Quarter Begin	Quarter End	Quarterly High ($)	Quarterly Low ($)	Quarterly Close ($)
1/1/2008	3/31/2008	$78.29	$62.47	$78.29
4/1/2008	6/30/2008	$85.28	$73.75	$73.82
7/1/2008	9/30/2008	$74.98	$59.60	$59.60
10/1/2008	12/31/2008	$56.95	$32.78	$44.67
1/1/2009	3/31/2009	$46.91	$22.17	$27.96
4/1/2009	6/30/2009	$40.00	$28.99	$33.04
7/1/2009	9/30/2009	$54.34	$30.29	$51.33
10/1/2009	12/31/2009	$60.40	$48.83	$56.99
1/1/2010	3/31/2010	$64.13	$50.78	$62.85
4/1/2010	6/30/2010	$71.65	$55.83	$60.07
7/1/2010	9/30/2010	$79.99	$59.18	$78.68
10/1/2010	12/31/2010	$94.63	$77.27	$93.66
1/1/2011	3/31/2011	$111.53	$92.75	$111.35
4/1/2011	6/30/2011	$115.41	$95.44	$106.46
7/1/2011	9/30/2011	$111.63	$73.84	$73.84
10/1/2011	12/31/2011	$97.88	$70.55	$90.60
1/1/2012	3/31/2012	$116.20	$93.98	$106.52
4/1/2012	6/30/2012	$109.21	$82.25	$84.91
7/1/2012	9/30/2012	$93.94	$79.64	$86.04
10/1/2012	12/31/2012	$90.79	$81.10	$89.58
1/1/2013	3/31/2013	$99.49	$86.64	$86.97
4/1/2013	6/30/2013	$90.31	$80.43	$82.49
7/1/2013	9/30/2013	$88.17	$81.85	$83.37
10/1/2013	12/31/2013	$91.15	$82.12	$90.81
1/1/2014	3/31/2014	$99.39	$86.17	$99.37
4/1/2014	6/30/2014	$109.38	$99.81	$108.67
7/1/2014	9/30/2014	$111.40	$99.03	$99.03
10/1/2014	12/22/2014	$106.45	$89.34	$91.53
1/1/2015	3/31/2015	$91.88	$78.45	$80.03
4/1/2015	6/30/2015	$89.33	$79.64	$84.82
7/1/2015	9/30/2015	$84.46	$63.79	$65.36
10/1/2015	12/31/2015	$74.75	$64.39	$67.96
1/1/2016	3/31/2016	$76.54	$57.91	$76.54
4/1/2016	6/30/2016	$80.39	$69.43	$75.81
7/1/2016	9/30/2016	$88.77	$74.38	$88.77
10/1/2016	12/31/2016	$97.33	$81.11	$92.74
1/1/2017	3/31/2017	$99.02	$91.39	$92.76
4/1/2017	6/30/2017	$107.60	$92.27	$107.46
7/1/2016	9/30/2017	$125.23	$106.51	$124.71
10/1/2017	12/31/2017	$158.42	$124.72	$157.58
1/1/2018	1/20/2018*	$170.89	$145.99	$152.15

* As of the date of this pricing supplement available information for the first calendar quarter of 2018 includes data for the period from January 1, 2018 through March 19, 2018. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2018.

Historical Performance of the Common Stock of Caterpillar Inc.

Broadcom Limited

According to its publicly available filings with the SEC, Broadcom Limited is a designer, developer and supplier of semiconductor devices. The ordinary shares of Broadcom Limited are listed on the Nasdaq Global Select Market. Broadcom Limited’s SEC file number is 001-37690 and can be accessed through www.sec.gov.

Quarter Begin	Quarter End	Quarterly High ($)	Quarterly Low ($)	Quarterly Close ($)
7/1/2009*	9/30/2009	$18.47	$15.67	$17.07
10/1/2009	12/31/2009	$18.29	$14.49	$18.29
1/1/2010	3/31/2010	$20.56	$16.80	$20.56
4/1/2010	6/30/2010	$23.35	$19.20	$21.06
7/1/2010	9/30/2010	$22.91	$18.65	$22.51
10/1/2010	12/31/2010	$28.88	$21.95	$28.47
1/1/2011	3/31/2011	$34.38	$27.70	$31.10
4/1/2011	6/30/2011	$38.00	$30.60	$38.00
7/1/2011	9/30/2011	$39.08	$27.19	$32.77
10/1/2011	12/31/2011	$35.84	$27.55	$28.86
1/1/2012	3/31/2012	$38.97	$28.31	$38.97
4/1/2012	6/30/2012	$38.69	$30.02	$35.90
7/1/2012	9/30/2012	$37.48	$32.58	$34.87
10/1/2012	12/31/2012	$35.26	$30.86	$31.66
1/1/2013	3/31/2013	$36.65	$32.10	$35.92
4/1/2013	6/30/2013	$38.75	$31.26	$37.38
7/1/2013	9/30/2013	$43.12	$36.02	$43.12
10/1/2013	12/31/2013	$53.56	$42.20	$52.89
1/1/2014	3/31/2014	$65.31	$52.49	$64.41
4/1/2014	6/30/2014	$72.07	$58.53	$72.07
7/1/2014	9/30/2014	$89.52	$69.38	$87.00
10/1/2014	12/22/2014	$103.99	$69.04	$100.59
1/1/2015	3/31/2015	$134.44	$96.25	$126.98
4/1/2015	6/30/2015	$148.07	$116.78	$132.93
7/1/2015	9/30/2015	$137.64	$108.51	$125.01
10/1/2015	12/31/2015	$148.83	$113.42	$145.15
1/1/2016	3/31/2016	$156.93	$116.31	$154.50
4/1/2016	6/30/2016	$164.84	$140.05	$155.40
7/1/2016	9/30/2016	$177.40	$150.63	$172.52
10/1/2016	12/31/2016	$182.31	$162.79	$176.77
1/1/2017	3/31/2017	$226.45	$174.28	$218.96
4/1/2017	6/30/2017	$254.95	$209.20	$233.05
7/1/2016	9/30/2017	$257.01	$229.76	$242.54
10/1/2017	12/31/2017	$284.62	$239.50	$256.90
1/1/2018	1/20/2018**	$272.27	$228.10	$244.95

* Available information for the third calendar quarter of 2009 begins on August 6th, 2009.

** As of the date of this pricing supplement available information for the first calendar quarter of 2018 includes data for the period from January 1, 2018 through March 19, 2018. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2018.

Historical Performance of the Ordinary Shares of Broadcom Limited

This pricing supplement relates only to the Notes offered hereby and does not relate to the Underlyings or other securities of the Reference Share Issuers. We have derived all disclosures contained in this pricing supplement regarding the Underlyings and the Reference Share Issuers from the publicly available documents described in the preceding paragraph. In connection with the offering of the Notes, neither we nor our affiliates have participated in the preparation of such documents or made any due diligence inquiry with respect to the Reference Share Issuers.

United States Federal Tax Considerations

This discussion supplements and, to the extent inconsistent therewith, supersedes the discussion in the accompanying product supplement under “Material United States Federal Income Tax Considerations.” The discussions below and in the accompanying product supplement do not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b) of the Internal Revenue Code.

Due to the lack of any controlling legal authority, there is substantial uncertainty regarding the U.S. federal tax consequences of an investment in the Notes . In the opinion of our counsel, Davis Polk & Wardwell LLP, it is reasonable under current law to treat the Notes for U.S. federal income tax purposes as a put option (the “Put Option”) written by you with respect to the Underlying, secured by a cash deposit equal to the stated principal amount of the note (the “Deposit”). However, our counsel has advised us that it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible that could materially affect the timing and character of income or loss you recognize on the Notes . Moreover, our counsel’s opinion is based on market conditions as of the date of this preliminary pricing supplement and is subject to confirmation on the Trade Date.

Under this treatment:

•	a portion of each coupon paid with respect to the Notes will be attributable to interest on the Deposit; and

•	the remainder will represent premium attributable to your grant of the Put Option (“Put Premium”).

We will specify in the final pricing supplement the portion of each coupon that we will allocate to interest on the Deposit and to Put Premium, respectively.

Assuming the treatment of a note as a Put Option and a Deposit is respected, amounts treated as interest on the Deposit should be taxed as ordinary interest income, while the Put Premium should not be taken into account prior to maturity or disposition of the Notes .

Under this treatment, if you receive cash upon a redemption of the Notes (including at maturity), you should recognize short-term capital gain in respect of the Put Option equal to the aggregate Put Premium previously received (including the Put Premium received upon redemption).  If you receive underlying shares at maturity of the Notes (other than cash received in lieu of a fractional share), you should not recognize gain or loss with respect to the Put Option but instead should have a tax basis in the underlying shares received (including any fractional share deemed received) equal to your tax basis in the Notes minus the aggregate Put Premium previously received.  If you dispose of the Notes prior to their maturity (or earlier redemption), you should recognize gain or loss with respect to the Put Option and the Deposit by allocating the amounts you receive on the disposition based on the fair market values of the Put Option and the Deposit at that time.  In the case of the Put Option, the aggregate amount of Put Premium previously received should be added to the amount received upon the disposition for purposes of calculating your gain or loss with respect to the Put Option.

We do not plan to request a ruling from the IRS regarding the treatment of the Notes , and the IRS or a court might not agree with the treatment described herein. For example, the entire coupon could be treated as ordinary income at the time received or accrued. Alternatively, the Notes might be determined to be contingent payment debt instruments, in which case the tax consequences of ownership and disposition of the Notes , including the timing and character of income recognized, might be materially and adversely affected. Moreover, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. In addition, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Notes , possibly with retroactive effect. You should consult your tax advisor regarding possible alternative tax treatments of the Notes and potential changes in applicable law.

This discussion does not address the U.S. federal tax consequences of the ownership or disposition of the underlying shares that you may receive at maturity. You should consult your tax advisor regarding the U.S. federal tax consequences of the ownership and disposition of the underlying shares.

Non-U.S. Holders. Except as provided below and in the accompanying product supplement under “Material United States Federal Income Tax Considerations—Securities Held Through Foreign Entities” and “Material United States Federal Income Tax Considerations—Non-U.S. Holders Generally—Substitute Dividend and Dividend Equivalent Payments,” in general, we currently do not intend to treat coupons paid to a Non-U.S. Holder (as defined in the accompanying product supplement) of the Notes as subject to U.S. federal withholding tax, provided that the Non-U.S. Holder complies with applicable certification requirements to establish the Non-U.S. Holder’s status as a non-United States person. However, it is possible that the IRS could assert that such payments are subject to U.S. withholding tax, or that we or another withholding agent may otherwise determine that withholding is required, in which case we or the other withholding agent may withhold at a rate of up to 30% on such payments.

Moreover, as discussed under “Material United States Federal Income Tax Considerations—Non-U.S. Holders Generally—Substitute Dividend and Dividend Equivalent Payments” in the accompanying product supplement, Section 871(m) of the Internal Revenue Code generally imposes a 30% withholding tax on “dividend equivalents” paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Treasury regulations under Section 871(m), as modified by an IRS notice, exclude from their scope financial instruments issued in 2018 that do not have a “delta” of one with respect to any U.S. equity. Based on the terms of the Notes and representations provided by us as of the date of this preliminary pricing supplement, our counsel is of the opinion that the Notes should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. equity and, therefore, should not be subject to withholding tax under Section 871(m). However, the final determination regarding the treatment of the Notes under Section 871(m) will be made as of the Trade Date for the Notes and it is possible that the Notes will be subject to withholding tax under Section 871(m) based on circumstances on that date.

A determination that the Notes are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this determination. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to a U.S. equity to which the Notes relate. You should consult your tax advisor regarding the potential application of Section 871(m) to the Notes ..

We will not be required to pay any additional amounts with respect to U.S. federal withholding taxes.

You should read the section entitled “Material United States Federal Income Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the Notes .

You should also consult your tax advisor regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the Notes and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution

Under the terms of a distributor accession confirmation with UBS Financial Services Inc., dated as of March 12, 2014, UBS Financial Services Inc. will act as distributor for the Notes. The distributor will receive a fee from Credit Suisse or one of our affiliates of $15 per $1,000 principal amount of Notes for each offering of the Notes. For additional information, see “Underwriting (Conflicts of Interest)” in any accompanying product supplement.

We expect to deliver the Notes against payment for the Notes on the Settlement Date indicated herein, which may be a date that is greater or less than two business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than two business days after the Trade Date, purchasers who wish to transact in the Notes more than two business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.